Exhibit 35.19

Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Citibank, National Association

388 Greenwich Street

14th Floor

New York, New York 10013

Re:	Annual Statement of Compliance for JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass-Through Certificates, Series 2016-JP3

Per the Pooling and Administration Agreement dated as of September 1, 2016 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2016 (the “Reporting Period”):

(a) A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(b) To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 1, 2017

BRIAN SMITH
Vice President

Wells Fargo Bank, N.A.